SHAREHOLDER SERVICES PLAN

          WHEREAS, UBS Money Series, a Delaware statutory trust (“Trust”), is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company with distinct series of shares of beneficial interest, including those series relating to this Shareholder Services Plan (the “Plan”) listed in Exhibit A (each, a “Fund,” and collectively the “Funds”), each corresponding to a distinct portfolio; and

          WHEREAS, the Board of Trustees (“Board” or “Trustees”) of the Trust has determined that there is a reasonable likelihood that the Plan will benefit the Trust, each of the Funds and their respective shareholders; and

          WHEREAS, the Trust desires to adopt a Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Funds; and

          WHEREAS, the Trust desires to retain UBS Global Asset Management (US) Inc. (“UBS Global AM (US)”) as Principal Underwriter of the Funds to perform or contract with other intermediaries to perform certain services for shareholders of the Funds, and UBS Global AM (US) is willing to furnish such services;

          NOW, THEREFORE, the Trust on behalf of the Funds hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act.

          1. A.  Each Fund is authorized to pay to UBS Global AM (US), as compensation for the provision of services to shareholders of the Funds, a service fee at the rate of 0.25% on an annualized basis of the Fund’s average daily net assets. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trust’s Board shall determine.

              B. A Fund may pay a service fee to UBS Global AM (US) at a lesser rate than the fee specified in Paragraph 1. A. of this Plan, as agreed upon by the Board and UBS Global AM (US) and as approved in the manner specified in Paragraph 3 of this Plan.

          2. The service fee received by UBS Global AM is for providing services as provided for in Section 2830(b)(9) of the NASD Conduct Rules, including expenditures for overhead and other expenses of UBS Global AM (US) or a dealer, telephone and other communications expenses relating to the provision of shareholder services and other related services. If the NASD amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

          3. This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

          4. This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

          5. UBS Global AM (US) shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to servicing each Fund and the purposes for which such expenditures were made. UBS Global AM (US) shall submit only information regarding amounts expended for servicing shareholder accounts to the Board in support of the service fee payable hereunder.

          6. This Plan may be terminated with respect to any Fund at any time by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that Fund.

          7. This Plan may not be amended to increase materially the amount of service fees provided for in Paragraph 1. A. hereof unless such amendment is approved by a majority of the outstanding voting securities of the affected Fund. No material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 3 hereof.

          8. The amount of the service fees payable to UBS Global AM (US) is not related directly to expenses incurred by UBS Global AM (US) on behalf of such Fund in providing services to shareholders. No Fund is obligated to reimburse UBS Global AM (US) for such expenses. The service fees set forth in Paragraph 1. A. hereof will be paid to UBS Global AM (US) until the Plan is terminated or not renewed. If the Plan is terminated or not renewed, any service-related expenses incurred by UBS Global AM (US) in excess of payments of the service fee specified in Paragraph 1. A. hereof that UBS Global AM (US) has received or accrued through the termination date are the sole responsibility and liability of UBS Global AM (US), and are not obligations of the Fund.

          9. While this Plan is in effect, the selection and nomination of the Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

          10.  As used in this Plan, the term “majority of the outstanding voting securities” shall have the same meaning as such term has in the 1940 Act.

          11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

          12. The Trustees and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Funds under this Plan, and UBS Global AM (US) or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim and not to such Trustees or shareholders.

          IN WITNESS WHEREOF, the Trust has executed this Shareholder Services Plan as of the day and year set forth below in New York, New York.

          Date: August 28, 2007

ATTEST:	UBS MONEY SERIES

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President and Assistant	Title:	Vice President and Assistant
	Secretary		Secretary

Exhibit A

UBS Select Prime Investor Fund
UBS Select Treasury Investor Fund
UBS Select Tax-Free Investor Fund